SFX Broadcasting, Inc.
October 1, 1996
Page 1








                                                      October 1, 1996



SFX Broadcasting, Inc.
150 East 58th Street
19th Floor
New York, NY   10155

Gentlemen:

                  We have acted as counsel to SFX Broadcasting Inc., a Delaware corporation (the "Company") in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the issuance of up to 2,863,861 shares of Class A Common Stock of the Company, par value $.01 per share (the "Class A Common Stock"), and Class B Common Stock of the Company, par value $.01 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), pursuant to the Agreement and Plan of Merger, dated April 15, 1996, as amended (the "Merger Agreement"), by and among the Company, SFX Merger Company, a wholly-owned subsidiary of the Company ("Acquisition Sub"), and Multi-Market Radio, Inc. ("MMR"), pursuant to which Acquisition Sub shall be merged with and into MMR which shall be the surviving corporation (the "Merger"), and each share of common stock and preferred stock of MMR shall be automatically converted into shares of Common Stock and each outstanding warrant and option of MMR shall be assumed by the Company, all as more particularly described in the Registration Statement.

                  We have examined such records and documents, including the Registration Statement, as we have deemed relevant and necessary as the basis of our opinion set forth below, and have further relied on certain representations of fact and intention made by the Company and MMR. On the basis of the foregoing, our opinion, under present United States Federal income tax laws, is set forth in the Registration Statement under the caption "Certain Federal Income Tax Consequences." This opinion is limited by the qualifications set forth in the Registration Statement section captioned "Certain Federal Income Tax Consequences." It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.







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SFX Broadcasting, Inc.
October 1, 1996
Page 2
                  This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                             Very truly yours,


                             /s/ Baker & McKenzie
                             -------------------------
                             Baker & McKenzie




PJC/BLG/WD